                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                 (RULE 13D-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(A)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

                                (AMENDMENT NO. 2)

                         CENTENNIAL COMMUNICATIONS CORP.
                                (NAME OF ISSUER)

                          COMMON STOCK, $0.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                    15133V208
                                 (CUSIP NUMBER)

                               LAWRENCE H. GUFFEY
                   BLACKSTONE MANAGEMENT ASSOCIATES III L.L.C.
                                 345 PARK AVENUE
                            NEW YORK, NEW YORK 10154
                                 (212) 836-9805

                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                NOVEMBER 7, 2003

             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

CUSIP NO. 15133V208               SCHEDULE 13D                    (PAGE 2 OF 11)

   1     NAME OF REPORTING PERSON/
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Blackstone CCC Capital Partners L.P.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                  (a) [X]
                                                                                           (b) [ ]

   3     SEC USE ONLY

   4     SOURCE OF FUNDS
         OO

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(D) OR 2(E)                                                                  [ ]

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

   NUMBER OF SHARES        7    SOLE VOTING POWER
 BENEFICIALLY OWNED BY          20,026,470
 EACH REPORTING PERSON
         WITH
                           8    SHARED VOTING POWER
                                0

                           9    SOLE DISPOSITIVE POWER
                                20,026,470

                          10    SHARED DISPOSITIVE POWER
                                0

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         20,026,470

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                                        [ ]

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         19.4%

  14     TYPE OF REPORTING PERSON
         PN

CUSIP NO. 15133V208               SCHEDULE 13D                    (PAGE 3 OF 11)

   1     NAME OF REPORTING PERSON/
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Blackstone CCC Offshore Capital Partners L.P.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                  (a) [X]
                                                                                           (b) [ ]

   3     SEC USE ONLY

   4     SOURCE OF FUNDS
         OO

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(D) OR 2(E)                                                                  [ ]

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands

   NUMBER OF SHARES        7    SOLE VOTING POWER
 BENEFICIALLY OWNED BY          3,635,247
 EACH REPORTING PERSON
         WITH
                           8    SHARED VOTING POWER
                                0

                           9    SOLE DISPOSITIVE POWER
                                3,635,247

                          10    SHARED DISPOSITIVE POWER
                                0

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,635,247

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                                        [ ]

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.5%

  14     TYPE OF REPORTING PERSON
         PN

CUSIP NO. 15133V208               SCHEDULE 13D                    (PAGE 4 OF 11)

   1     NAME OF REPORTING PERSON/
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Blackstone Family Investment Partnership III L.P.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                  (a) [X]
                                                                                           (b) [ ]

   3     SEC USE ONLY

   4     SOURCE OF FUNDS
         OO

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(D) OR 2(E)                                                                  [ ]

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

   NUMBER OF SHARES        7    SOLE VOTING POWER
 BENEFICIALLY OWNED BY          1,510,326
 EACH REPORTING PERSON
         WITH
                           8    SHARED VOTING POWER
                                0

                           9    SOLE DISPOSITIVE POWER
                                1,510,326

                          10    SHARED DISPOSITIVE POWER
                                0

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,510,326

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                                        [ ]

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.5%

  14     TYPE OF REPORTING PERSON
         PN

CUSIP NO. 15133V208               SCHEDULE 13D                    (PAGE 5 OF 11)

   1     NAME OF REPORTING PERSON/
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Blackstone Management Associates III L.L.C.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                  (a) [X]
                                                                                           (b) [ ]

   3     SEC USE ONLY

   4     SOURCE OF FUNDS
         OO

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(D) OR 2(E)                                                                  [ ]

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

   NUMBER OF SHARES        7    SOLE VOTING POWER
 BENEFICIALLY OWNED BY          25,172,043
 EACH REPORTING PERSON
         WITH
                           8    SHARED VOTING POWER
                                0

                           9    SOLE DISPOSITIVE POWER
                                25,172,043

                          10    SHARED DISPOSITIVE POWER
                                0

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,172,043

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                                        [ ]

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         24.4%

  14     TYPE OF REPORTING PERSON
         OO

CUSIP NO. 15133V208               SCHEDULE 13D                    (PAGE 6 OF 11)

   1     NAME OF REPORTING PERSON/
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Peter G. Peterson

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                  (a) [X]
                                                                                           (b) [ ]

   3     SEC USE ONLY

   4     SOURCE OF FUNDS
         OO

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(D) OR 2(E)                                                                  [ ]

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

   NUMBER OF SHARES        7    SOLE VOTING POWER
 BENEFICIALLY OWNED BY          25,172,043
 EACH REPORTING PERSON
         WITH
                           8    SHARED VOTING POWER
                                0

                           9    SOLE DISPOSITIVE POWER
                                25,172,043

                          10    SHARED DISPOSITIVE POWER
                                0

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25.172,043*

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                                        [ ]

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         24.4%

  14     TYPE OF REPORTING PERSON*
         IN

* Peter G. Peterson expressly disclaims beneficial ownership of the shares of Centennial Communications Corp. beneficially owned by Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Capital Partners L.P., Blackstone Family Investment Partnership III L.P., Blackstone Management Associates III L.L.C. and Stephen A. Schwarzman.

CUSIP NO. 15133V208               SCHEDULE 13D                    (PAGE 7 OF 11)

   1     NAME OF REPORTING PERSON/
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Stephen A. Schwarzman

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                  (a) [X]
                                                                                           (b) [ ]

   3     SEC USE ONLY

   4     SOURCE OF FUNDS
         OO

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(D) OR 2(E)                                                                  [ ]

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

   NUMBER OF SHARES        7    SOLE VOTING POWER
 BENEFICIALLY OWNED BY          25,172,043
 EACH REPORTING PERSON
         WITH
                           8    SHARED VOTING POWER
                                0

                           9    SOLE DISPOSITIVE POWER
                                25,172,043

                          10    SHARED DISPOSITIVE POWER
                                0

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,172,043*

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                                        [ ]

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         24.4%

  14     TYPE OF REPORTING PERSON
         IN

* Stephen A. Schwarzman expressly disclaims beneficial ownership of the shares of Centennial Communications Corp. beneficially owned by Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Capital Partners L.P., Blackstone Family Investment Partnership III L.P., Blackstone Management Associates III L.L.C. and Peter G. Peterson.

      This Amendment No. 2 (this "Amendment") further amends and supplements the Statement on Schedule 13D (the "Schedule 13D"), filed on January 19, 1999, and amended by Amendment No. 1 thereto filed on September 17, 2003, relating to the shares of Class A common stock, par value $0.01 per share (the "Common Stock"), of Centennial Communications Corp., a Delaware corporation (the "Company"), by Blackstone CCC Capital Partners L.P., a Delaware limited partnership ("BCP CCC"), Blackstone CCC Offshore Capital Partners L.P., a Cayman Islands exempted limited partnership ("BCP CCC Offshore"), Blackstone Family Investment Partnership III L.P., a Delaware limited partnership ("BFIP III" and together with BCP CCC and BCP CCC Offshore, the "Blackstone Partnerships"), Blackstone Management Associates III L.L.C., a Delaware limited liability company ("BMA III"), Mr. Peter G. Peterson and Mr. Stephen A. Schwarzman (the foregoing, collectively, the "Reporting Persons"). This Amendment is being filed to update the Schedule 13D in light of certain recent events. Capitalized terms used and not defined in this Amendment have the meanings set forth in the Schedule 13D.

ITEM 4. PURPOSE OF THE TRANSACTION

      Item 4 is hereby amended and supplemented to add the following information immediately prior to the last paragraph thereof:

      On November 7, 2003 the Blackstone Partnerships completed an offering (the "Offering") of an aggregate amount of 3,000,00 shares of common stock at $5.25 per share of Centennial Communications Corp. ("Centennial") to Lehman Brothers Inc. through a registered public offering. Following the Offering, the Blackstone Partnerships beneficially own 25,172,043 shares of common stock of Centennial.

      BCP CCC sold 2,386,752 shares of common stock and beneficially owns 19.4% of the outstanding common stock. BCP CCC Offshore sold 433,248 shares of common stock and beneficially owns 3.5% of the outstanding common stock and BFIP III sold 180,000 shares of common stock and beneficially owns 1.5% of the common stock. The percentage of shares of common stock beneficially owned by the Blackstone Partnerships after the offering is 24.4%.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

      Item 5(a) and (b) is hereby amended and supplemented as follows:

      (a) and (b) After the Offering, the Blackstone Partnerships beneficially own 25,172,043 shares of common stock of Centennial or 24.4% of the shares of Centennial's outstanding common stock. The Blackstone Partnerships beneficially own these shares as follows:

                                                                  Percentage of Class of
                                Shares of Common Stock                 Common Stock
                                ----------------------                 ------------
     BCP CCC                          20,026,470                          19.4%
BCP CCC Offshore                       3,635,247                           3.5%
    BFIP III                           1,510,326                           1.5%

      After the Offering, the Blackstone Partnerships, acting through their sole general partner BMA III have the sole power to vote or direct the vote of, and to dispose or to direct the disposition of, the common stock respectively owned by them. As a result, BMA III may be deemed to beneficially own the shares of common stock directly owned by the respective Blackstone Partnerships of which it is the general partner. The Founding Members of BMA III have shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of common stock that may be deemed to be beneficially owned by BMA
III. As a result, each of such Founding Members may be deemed to beneficially own the shares of common stock that BMA III may be deemed to beneficially own. The Founding Members disclaim beneficial ownership of such shares.

      Item 5(c) is hereby amended as follows:

      (c) The information contained in Item 4 above is incorporated herein by reference as if restated in full.

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

November 11, 2003

                                    BLACKSTONE CCC CAPITAL PARTNERS L.P.

                                    By:  Blackstone Management Associates III
                                         L.L.C., its general partner

                                         By:  /s/ Lawrence H. Guffey
                                              ----------------------------------
                                               Name: Lawrence H. Guffey
                                               Title:  Member


                                    BLACKSTONE CCC OFFSHORE CAPITAL
                                    PARTNERS L.P.

                                    By:  Blackstone Management Associates III
                                         L.L.C., its general partner

                                         By:  /s/ Lawrence H. Guffey
                                              ----------------------------------
                                               Name: Lawrence H. Guffey
                                               Title:  Member


                                    BLACKSTONE FAMILY INVESTMENT
                                    PARTNERSHIP III L.P.

                                    By:  Blackstone Management Associates III
                                         L.L.C., its general partner

                                         By:  /s/ Lawrence H. Guffey
                                              ----------------------------------
                                               Name: Lawrence H. Guffey
                                               Title:  Member


                                    BLACKSTONE MANAGEMENT ASSOCIATES
                                    III L.L.C.

                                    By:  /s/ Lawrence H. Guffey
                                         ---------------------------------------
                                          Name: Lawrence H. Guffey
                                          Title:   Member

                                    PETER G. PETERSON

                                    By:  /s/ Peter G. Peterson
                                         ---------------------------------------


                                    STEPHEN A. SCHWARZMAN

                                    By:  /s/ Stephen A. Schwarzman
                                         ---------------------------------------